Exhibit 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Declares Cash Dividend

Middletown, NY., August 21, 2026 – Orange County Bancorp, Inc. (Nasdaq: OBT), parent company of Orange Bank & Trust Company and Orange Investment Advisors, Inc. today announced a declaration of a $0.18 cash dividend per share of its common stock. The dividend will be paid on September 15, 2026 to shareholders of record on September 4, 2026.

About Orange County Bancorp Inc.

Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Orange Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.6 billion in total assets. Orange Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.